Exhibit 99.47

Notice to U.S. Investors

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

RIGHT TO ATTEND

Those shareholders registered as holding any number of shares with voting rights have the right to attend the Extraordinary General Meeting. Shareholders are required to have their shares registered in their name in the relevant book entry system five (5) days prior to the date of the Extraordinary General Meeting (i.e, 29 August 2019). Compliance with this requirement will be confirmed by the presentation of an attendance, voting, proxy or distance vote card (the “Attendance/Proxy Card”), or an appropriate validation certificate issued by the entity responsible for the share registry system, or by any other means which provides, in accordance with current legislation, sufficient proof of registration.

In order to prove the shareholder’s identity and right to attend (or that of the person who validly represents the shareholder), upon entering the premises where the Extraordinary General Meeting is held attendees must show the Attendance/Proxy Card issued by the Company, the documents evidencing their status as representatives of a corporate shareholder, their national identity card or any other equivalent official identity document.

RIGHT TO REPRESENTATION

In accordance with Article 27 of the Articles of Association, Section 12 of the General Meeting Regulations, and this call, shareholders entitled to attend the Extraordinary General Meeting may appoint a representative, who need not be a shareholder, to represent them at the Extraordinary General Meeting.

The proxy will be granted by filling in the proxy section of the Attendance/Proxy Card or by any other legally approved procedure. The proxy form shall include or append the agenda, the representative’s identity, the request for instructions on how to vote and voting directions for the proxy in the event no specific instructions have been provided, all of the foregoing subject, where applicable, to the provisions

This document is a non-binding and unofficial translation merely for informative purposes of the corresponding document prepared in a foreign language. In case of divergence, the version of the document prepared in its original language shall prevail.

of the law. In the event the instructions do not specify the identity of the representative, a proxy will be presumed to have been granted to the Chairman of the Extraordinary General Meeting.

If a public request of representation is made, the representative shall not have the right to vote on those items of the agenda in which there is a conflict of interest, unless the representative received specific voting instructions from the shareholders for each such items and without detriment to the possibility that another representative may be appointed to vote on those items.

There will be a conflict of interest in the cases provided for in applicable legislation. In any case, it is understood that the members of the Board of Directors have a conflict of interest in the cases set out in the LSC.

In this case, unless expressly stated otherwise, when the directors prepare a public request for representation, the voting rights attached to the shares represented shall be exercised by the Chairman of the Meeting.

Unless otherwise stated, it will be considered that the shareholder gives precise instructions to vote in favour of the proposed resolutions proposed by the Board of Directors in the Extraordinary General Meeting.

A delegation may encompass matters that are not included on the agenda in the announcement of the call but are nonetheless dealt with, in the Extraordinary General Meeting, it being presumed that, unless stated otherwise, the shareholder instructs the proxy to abstain from voting on such matters. If the delegation does not include a specific item, it will be presumed that the shareholder has instructed the proxy to abstain from voting on it.

RIGHT TO INFORMATION

Until 30 August 2019, inclusive, shareholders may make written requests for information or clarifications that they deem necessary, or pose the written questions that they believe are relevant, regarding the items included of the agenda of the meeting, the information available to the public that the Company has filed with the National Securities Market Commission since the last Extraordinary General Meeting, and concerning the auditor’s report.

Before the publication of this announcement of the call and in accordance with applicable law, shareholders may examine at the Company’s registered offices (Carretera de Fuencarral a Alcobendas nº 4, Madrid), review on the Company’s website (https://www.mediaset.es/inversores/es) with the possibility of uninterrupted access, downloading and printing, and request free of charge through the Shareholders Services Office (Oficina de Atención del Accionista) (telephone number +34 91 358 87 17), a copy of the following documents:

Documents relating to the Segregation

1.                   The Segregation plan drawn up by the Boards of Directors of the Mediaset España and GA Mediaset. (the “Segregation Plan”).

2.                   The report on the Segregation Plan issued by the Board of Directors of Mediaset España.

3.                   The report relating to the Segregation Plan prepared by Grant Thornton, S.L.P., as independent expert.

4.                   The annual accounts and management reports of the Company for the last three years and of GA Mediaset for the last two years, as well as the corresponding audit reports. The balance sheets included in the 2018 annual accounts of Mediaset España and GA Mediaset constitute the Segregation balance sheets.

5.                   The Company’s current Articles of Association.

6.                   The current Articles of Association of GA Mediaset.

7.                   The full text of the Articles of Association of GA Mediaset (after Segregation), highlighting the proposed amendments.

8.                   The details of the current directors of the Company and GA Mediaset, and those to be proposed as directors of GA Mediaset as a result of the Segregation, as well as the date from which they hold their positions.

Documents relating to the Merger

1.                   The tripartite cross-border common merger plan prepared by the Boards of Directors of Mediaset España, Mediaset, and Mediaset Investment (the “Common Merger Plan”).

2.                   The Board of Directors reports of Mediaset España, Mediaset and Mediaset Investment on the Common Merger Plan.

3.                   The reports on the Common Merger Plan prepared by Grant Thornton, S.L.P., PricewaterhouseCoopers, S.p.A., and Deloitte Accountants B.V., as independent experts.

4.                   The annual accounts and management reports of the Company and Mediaset for the last three financial years, and of Mediaset Investment for the last two financial years, as well as the corresponding audit reports. The balance sheets included in the 2018 annual accounts of Mediaset España, Mediaset, and Mediaset Investment constitute the corresponding Merger balance sheets.

5.                   The Company’s current Articles of Association.

6.                   The current Articles of Association of Mediaset.

7.                   Mediaset Investment’s current Articles of Association.

8.                   The full text of the Articles of Association of Mediaset Investment after the Merger (renamed MFE - MediaForEurope, N.V. upon effectiveness of the Merger –“MFE”), highlighting the proposed amendments.

9.                   The details of the current directors of the Company, Mediaset and Mediaset Investment and those to be proposed as directors of MFE, as a result of the Merger, as well as the date from which they hold their positions.

Documents relating to both transactions

1.                   The full text of the proposed resolutions corresponding to the items of the agenda, submitted by the Board of Directors of the Company for approval by the Extraordinary General Meeting, as well as the items submitted to the Extraordinary General Meeting for acknowledgement, as part of the Segregation and Merger resolutions.

2.                   Information on the total number of shares and voting rights as of the date of the Extraordinary General Meeting call.

3.                   Rules applicable to representation and voting by remote means.

4.                   Attendance/Proxy Card.

In addition, from the date of publication of this announcement, this notice convening the Extraordinary General Meeting call will be posted on the Company’s website.

Minimum disclosures required by article 40.2 (in relation to articles 73, 49.1 and 59) of the Law 3/2009, of 3 April, on Structural Changes in Companies.

For the purposes of article 40.2 of the Law 3/2009, of 3 April, on Structural Changes in Companies (“LME”) in relation to articles 49.1 and 73 of the LME as regards the Segregation, and in relation to article 59 of the LME as regards the Merger, the minimum disclosures regarding the Segregation Plan and the Common Merger Plan are reproduced below and submitted for approval under items 1 and 2 of the agenda.

The full content of the Segregation Plan and Common Merger Plan is available on the Company’s corporate website (https://www.mediaset.es/inversores/es).

•                                Regarding the Segregation:

•                                 Identification of the companies participating in the Segregation:

•                            Mediaset España Comunicación, S.A., a Spanish public joint stock company (sociedad anónima cotizada), domiciled in Carretera de Fuencarral a Alcobendas 4, 28049 Madrid (España), registered in the Commercial Registry of Madrid, Volume

33.442, Folio 122, Section 8, Page M-93.306, with Tax Identification Number A-79.075.438, in force, as segregating company.

•                                Grupo Audiovisual Mediaset España Comunicación, S.A.U., a Spanish public wholly-owned company (sociedad anónima unipersonal) domiciled at Carretera de Fuencarral a Alcobendas 4, 28049 Madrid (España), registered in the Commercial Registry of Madrid, Volume 35.520, Folio 100, Page 638404 and with tax identification number A-87728689, in force, as recipient company.

•                                GA Mediaset’s Articles of Association: it is expected that, once the Segregation has been completed, GA Mediaset will be governed by the articles of association attached to the Segregation Plan as schedule 1.

•                                Management body of GA Mediaset: Upon completion of the Segregation, GA Mediaset’s management body is expected to be a board of directors. The members of the board of directors of GA Mediaset are expected to be the current members of the Board of Directors of Mediaset España.

•                            Determination and valuation of the segregated assets and liabilities:

In particular, the elements that currently make up all of the Company’s assets and liabilities, (the “Segregated Business”) are those listed, with their respective book values, for purposes of Article 74.1º of the LME, in the balance sheet as of December 31, 2018 included in schedule 2 enclosed to the Segregation’s Plan.

For the purposes of the provisions of Article 31.9ª of the LME, the joint book value as of December 31, 2018 of the assets and liabilities included in the Segregated Business is specified below:

•                                Total assets: EUR 1,169,511,242.29

•                                Total liabilities: EUR 349,146,544.39

Accordingly, the net value of the Segregated Business, which is equal to the difference between assets and liabilities, amounts to EUR 820,364,697.90.

•                                New shares of GA Mediaset: the new shares of GA Mediaset will be fully subscribed and paid-up by the Company on the Segregation’s effectiveness date by the transmission of the Segregated Business to GA Mediaset.

•                                Date of accounting effects of the Segregation: the date of accounting effects of the Segregation shall be 1 January 2019 in accordance with the General Accounting Plan.

•                                Impact on industry contributions, ancillary services, on special rights and on securities other than shares: neither the Company nor GA Mediaset have shareholders obliged to perform ancillary services, there are no industry contributions and there are no holders of special rights or of securities other than shares, so that the Segregation cannot have any impact on these items.

•                                     Advantages granted to the members of the boards of directors, the expert examining the Segregation Plan or the statutory auditors of the Company on occasion of the Segregation: no special advantages shall be granted to the members of the Board of Directors of the Company nor GA Mediaset, nor to the expert appointed by the Commercial Register of Madrid in order to draft the mandatory expert report for the purposes of Article 67 of the LSC nor to the statutory auditors of the annual accounts, nor to any other person, on occasion of the Segregation.

•                                     Impact of the Segregation on employment, on gender distribution in the management bodies and on corporate social responsibility in the companies participating to the Segregation:

•                                In accordance with the provisions of Article 44 of the revised text of the Workers’ Statute, which regulates company succession, GA Mediaset of the Segregation will be subrogated to the labor rights and obligations of those employees of the Company linked to the economic unit constituted by the Segregated Business.

Moreover, by virtue of the Segregation GA Mediaset will assume and maintain in full the organization and material resources of the Company, as well as the policies and procedures it has been observing with regard to personnel management. Therefore, no aspect related to employment will be qualitatively or quantitatively affected by the Segregation.

•                                Similarly, it is not foreseen that, on the occasion of the Segregation, there will be any changes in the management body of the Company from the point of view of its gender distribution. Also, the Segregation will not modify the policy that has been governing this matter in Mediaset España; a policy that will be replicated in GA Mediaset.

•                                With regard to the impact of the Segregation on corporate social responsibility, GA Mediaset, as a company wholly owned by the Company, will continue to comply with its commitments as a Mediaset España Group company and will assume and maintain the Company’s current policy on corporate social responsibility in full, even after the extinction of the Company on the occasion of the effectiveness of the Merger.

•                                     Condition Precedent: the effectiveness of the Segregation is subject to the satisfaction of the condition precedent consisting of the obtaining by Mediaset España of the authorization of the Spanish State Secretariat for the Digital Advance (Secretaría de Estado para el Avance Digital —the “SEAD”) in relation to the transfer to the Recipient Company of the audiovisual communication licenses, in accordance with the provisions of Article 29 of Law 7/2010, of 31 March, on General Audiovisual Communication.

•                           Regarding the Merger:

•                                 Identification of the merging companies:

•                                Mediaset S.p.A. an Italian public joint stock company (società per azioni), domiciled in Via Paleocapa 3, 20121 Milan (Italy), registered with the Companies Register of Milan Registro delle Imprese di Milano) under number 09032310154 (coinciding with the tax identification number); as absorbed company.

•                                Mediaset España Comunicación, S.A. a Spanish public joint stock company (sociedad anónima cotizada), domiciled in Carretera de Fuencarral a Alcobendas 4, 28049 Madrid (España), registered in the Mercantile Registry of Madrid, Volume 33.442, Folio 122, Section 8, Page M-93.306, with Tax Identification Number A-79.075.438, in force, as absorbed company.

(Mediaset and Mediaset España are hereinafter jointly referred to as the “Absorbed Companies”, and each of them, separately, as an “Absorbed Company”).

•                                Mediaset Investment N.V., a Dutch public company (naamloze venootschap), domiciled in Viale Europa 46, 20093 Cologno Monzese, Milan (Italy), registered with the Dutch Commercial Register (Kamer van Koophandel) under number 70347379 and tax code 10367000964; as absorbing company (the “Absorbing Company”).

•                                Absorbing company’s Articles of Association: it is foreseen that after the merger, the resulting company will be governed by the articles of association enclosed to the Common Merger Plan as schedule 2.

•                                Board of directors of the Absorbing Company: Upon completion of the Merger, the Absorbing Company’s management body is expected to be a board of directors.

•                                Valuation of the assets and liabilities of the Absorbed Companies: the assets and liabilities of Mediaset and Mediaset España will be recognized by Mediaset Investment in its individual accounts for their net accounting value according to applicable accounting consolidation rules and within the limits of the carrying amounts detailed in the consolidated financial statements of Mediaset prior to the execution of the Merger.

•                                Dates of the accounts used to set out the Merger conditions: the accounts of the merging companies that have been used to set out the Merger conditions are those of their annual financial statements as of 31 December 2018, as approved by the respective shareholders’ meetings.

•                                The share exchange ratio: as it is a tripartite cross-border common merger, two share exchange ratios have been established, both of them on the basis of the real value of the business of the three merging companies. The share exchange ratios are:

•                                1 newly issued ordinary share of the Absorbing Company, of EUR 0.01 nominal value, per each Mediaset share, of EUR 0.52 nominal value (the “Exchange Ratio I”); and

•                                2.33 newly issued ordinary shares of the Absorbing Company, of EUR 0.01 nominal value, per each share of the Company, of EUR 0.50 of nominal value (the “Exchange Ratio II” and jointly with the Exchange Ratio I, the “Exchange Ratios”).

•                                For the sake of clarity it is noted that the depository bank in accordance with the American Depository Receipts (“ADR”) program of Mediaset will receive as many ordinary shares of Mediaset Investment as result from the Exchange Ratio I, and each holder of ADR’s representing ordinary shares of Mediaset will receive as many ADRs representing ordinary shares of Mediaset Investment as result from the Exchange Ratio II.

•                                 Procedure for the exchange:

On the Merger effective date, each share of Mediaset and Mediaset España currently issued will be cancelled and will thereafter represent only the right to receive such number of Mediaset Investment ordinary shares as results from the applicable Exchange Ratio.

As an exception to the above, Mediaset and Mediaset España shares which are treasury shares respectively held by Mediaset and Mediaset España at the Merger effective date will be cancelled without entitlement to receive ordinary shares of Mediaset Investment. Shares of any of the Absorbed Companies held by the other Absorbed Company shall also be cancelled without entitlement to receive ordinary shares of Mediaset Investment.

In order to meet the respective exchanges, the Absorbing Company will increase its share capital by the necessary amount by issuing new shares of EUR 0.01 nominal value each, and will allocate the new shares resulting from this capital increase to the shareholders of Mediaset and Mediaset España in accordance with the Exchange Ratio I and the Exchange Ratio II, respectively. Therefore, the 90,000 shares with a nominal value of EUR 1.00 each, currently held by Mediaset, and any additional shares of Mediaset Investment issued by Mediaset Investment or otherwise acquired by Mediaset prior to the effective date of the Merger, will not be used to service the exchange ratios.

The exact amount by which the share capital of Mediaset Investment will be increased as a result of the Merger will be determined on the date the Merger deed is executed, and will depend on (i) the treasury shares of Mediaset and Mediaset España, including those acquired as a result of the exercise of any withdrawal rights pursuant to section 15 of the Common Merger Plan and not transferred to third parties, as the case may be, prior to the effective date of the Merger, and (ii) the participation of any of the Absorbed Companies in the other Absorbed Company on the effective date of the Merger.

The new shares to be used to service the exchange ratio will be issued with effect as of the Merger effective date in dematerialized form and delivered to the beneficiaries through the applicable centralized clearing systems organized by Monte Titoli S.p.A., Iberclear, and the relevant depositaries with which the shares of Mediaset and Mediaset España are held or deposited.

Notwithstanding the foregoing, as no fractional Mediaset Investment ordinary shares shall be allotted to any holders of shares of Mediaset España, those shareholders who hold a number of Mediaset España shares such as to enable them to receive, in accordance with the Exchange Ratio II, a non-whole number of Mediaset Investment ordinary shares, shall receive such whole number of Mediaset Investment ordinary shares which is immediately below said non-whole number. Mediaset España shares (or any fractions thereof) in excess of those required, pursuant to the Exchange Ratio II, to receive a whole number of Mediaset Investment ordinary shares (i.e., Mediaset España shares or any fractions thereof representing fractional entitlements to Mediaset Investment ordinary shares) shall be transferred on behalf of the Mediaset España shareholders, through their depositaries, to an agent appointed for these purposes by Mediaset España (the “Fractions Agent”). The Fractions Agent, acting at its own risk and for its own account, shall pay in cash to these shareholders, in consideration for each of the Mediaset España shares (or any fractions thereof) so transferred, their market value.

Without prejudice to the withdrawal rights described in Section 15 of the Common Merger Plan— and aside from the Mediaset Investment ordinary shares to be delivered in exchange for the Mediaset and Mediaset España shares — no additional consideration, either in cash or otherwise, will be paid by Mediaset Investment, Mediaset or Mediaset España to the Mediaset and Mediaset España shareholders in connection with the Merger.

•                            Other rights, special rights and securities other than shares:

•                           Mediaset

Mediaset has adopted (i) the 2015-2017 medium-long term incentive plan (the 2015-2017 Plan) and (ii) the 2018-2020 medium-long term incentive plan (the 2018-2020 Plan), each of which is divided into three-year cycles, for the benefit of the executives (both of Mediaset and of its subsidiaries) who are in charge of functions that are significant for achieving the group’s strategic results.

By way of implementation of the second three-year cycle (2016-2017-2018) of the 2015-2017 Plan, the beneficiaries of such plan will receive, during the course of 2019 and before the merger effective date, Mediaset shares pursuant to the terms and conditions set forth under the plan and in the regulation thereof. Such shares will be exchanged for Mediaset Investment ordinary shares pursuant to the Exchange Ratio I.

Taking into consideration the effect of the Merger on the implementation of the 2015-2017 Plan and the 2018-2020 Plan, the board of directors of Mediaset, upon release of a favourable opinion by the Remuneration Committee, pursuant to the relevant regulations, resolved to suspend the implementation of the third three-year cycle of the 2015-2017 Plan and the 2018-2020 Plan.

•                           Mediaset España

Mediaset España has adopted (i) the 2017-2019 long term incentive plan, (ii) the 2018-2020 long term incentive plan, and (iii) the 2019-2021 long term incentive plan (collectively, the ME Plans), for the benefit of the executives (both of Mediaset España and its subsidiaries) who are in charge of functions that are significant for achieving the group’s strategic results.

The board of directors of Mediaset España, upon release of a favourable opinion by the Appointment and Remuneration Committee, has resolved to suspend the implementation of the ME Plans. This resolution, which is expressly contemplated in the regulations applicable to the ME Plans, has been adopted in the light of the effects that the Merger could have on the ME Plans.

It is envisaged that the board of directors of MFE, upon release of an opinion by its compensation and nominating committee, will resolve that the 2017-2019 long term incentive plan will be amended in order to maintain substantially unchanged the respective economic content (to the extent possible), according to the rules commonly accepted in the financial markets; and as regards the 2018-2020 and 2019-2021 long term incentive plans, acting in the best interest of the group, whether to make appropriate adjustments in order to maintain substantially unchanged the respective economic contents (to the extent possible) and/or to implement an early settlement of any of the plans.

It is envisaged that the board of directors of MFE will adopt the relevant resolutions within the end of the semester following the merger effective date.

•                           Special rights and other rights

Other than (i) the beneficiaries of the incentive plans adopted by Mediaset and Mediaset España as set out above, and (ii) former shareholders of Videotime S.p.A. who have not yet requested and, thus, received Mediaset shares following the merger of Videotime S.p.A. in Mediaset (effective as of 1 March 2018), there are no persons who, in any other capacity than as Mediaset or Mediaset España shareholders, have special rights towards Mediaset or Mediaset España such as rights to participate in profit distributions or rights to acquire newly issued shares in the capital of Mediaset or Mediaset España. Therefore no other special rights are due and no compensation shall be paid to anyone at the expense of Mediaset Investment.

The merging companies currently do not have any other class of shares in issue other than the class of the ordinary shares.

It is noted that there are currently no special rights holders or holders other than Mediaset Investment shares. It is also noted that neither Mediaset España nor Mediaset, nor Mediaset Investment have shareholders obliged to provide ancillary services, nor are there industry contributions, so the Merger cannot have any impact on such concepts.

•                                Advantages granted to directors or independent experts, auditors, members of supervisory or control bodies of the Merging Companies: no special advantages have been granted to members of any of the Boards of Directors or of the management of the merging companies, nor to the experts appointed by or at request of the merging companies for the purposes of drafting the necessary expert reports, nor to the statutory auditors nor to the members of supervisory or control bodies of the Merging Companies.

•                                The date as of which and extent to which the new ordinary shares of the Absorbing Company will be entitled to participate in the profits of the Absorbing Company: the new ordinary shares will entitle to participate in the profits of the Absorbing Company as of the Merger effective date in the same terms and conditions than the current ordinary shares of the Absorbing Company.

•                                Date of accounting effects: the date from which the operations of Mediaset and Mediaset España will be deemed to have been carried out for accounting purposes by Mediaset Investment will be backdated to the first day of the financial year in which the Merger becomes effective and, therefore, the financial information in relation to the assets, liabilities and other legal relationships of Mediaset and Mediaset España will be reflected in the accounts and other financial reports of Mediaset Investment as of that date.

According to Spanish applicable accounting regulations (Plan General de Contabilidad), the accounting effects of the Merger in Spain as regards Mediaset España will be backdated as of the first day of the Mediaset Investment’s financial year in which the Mediaset España Extraordinary General Meeting has approved the Merger.

•                                Impact of the Merger on employment, on gender distribution in the management body of the Absorbing Company and on corporate social responsibility in the merging companies:

•                                The Merger is not expected to have any material impact on the employees of Mediaset and Mediaset España. Currently, the Absorbing Company has no employees.

•                                As regards gender distribution in its Board of Directors upon completion of the Merger, it is envisaged that MFE will act in compliance with the targets as referred to in the CNN (i.e., a balanced composition of at least 30% of male and, at least, 30% of female). The Merger is not expected to have a significant impact on gender distribution if compared with the current management bodies of Mediaset and Mediaset España.

•                                No relevant impact is expected on the board of directors’ distribution gender of the Company. Also, it is not expected a substantial impact on the social corporate responsibility of the merging companies.

•                                     Information on the procedures for the involvement of employees in defining their co-determination rights in Mediaset Investment: it is noted that neither Mediaset nor Mediaset España nor Mediaset Investment apply an employee participation system in the definition of their co-determination rights, nor will this be the case after the Merger for Mediaset Investment.

•                                     Conditions precedent: the completion of the Merger is subject to the satisfaction of the following conditions precedent, without prejudice to the fact that Mediaset and Mediaset España may jointly waive the condition set out under (iv) and (v) below:

•                                the incorporation of an Italian wholly-owned direct subsidiary of Mediaset and he transfer by Mediaset to NewCo Italia, by means of a contribution in-kind regulated by the Italian civil code, of substantially all of its business and certain shareholdings as well as the Segregation, shall have been consummated, for which purposes, among others, the SEAD shall have authorized the transfer of the audiovisual media licenses currently held by Mediaset España to GA Mediaset;

•                                the Mediaset Investment ordinary shares which are to be issued and allotted to Mediaset and Mediaset España shareholders upon effectiveness of the Merger shall have been admitted to listing on the Mercato Telematico Azionario and the decision to admit to trading shall have been released. The admission will be conditional upon the obtaining of the necessary authorizations by the Dutch supervisory authority and/or other competent authorities;

•                                no governmental entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which prohibits the consummation of the transaction or makes it void or extremely burdensome;

•                                the amount of cash, if any, to be paid by Mediaset and Mediaset España to (a) Mediaset and Mediaset España shareholders exercising their withdrawal right in relation to the Merger under Article 2437-quater of the Italian civil code and under Article 62 of the LME and other applicable Spanish regulations, respectively, and/or to (b) creditors of Mediaset and of Mediaset España exercising their right of opposition to the Merger according to applicable law (or alternatively, to financial entities for purposes of sufficiently guaranteeing the credits of such creditors of Mediaset and of Mediaset España) (the “Amount of Withdrawal Rights and Oppositions”), shall not exceed in the aggregate the amount of EUR 180 million, provided, however, that, for clarity, the Amount of Withdrawal Rights and Oppositions will be calculated net of the amount of cash payable by Mediaset shareholders or third parties for the purchase of

Mediaset shares pursuant to Article 2437-quater of the Italian civil code, and of the amount of cash payable (or paid) by third parties pursuant to any purchase or commitments to purchase the withdrawn Mediaset and/or Mediaset España shares; and

•                                there shall not have been nor occurred at any time before the date of execution of the Merger deed, at a national or international level, (a) any extraordinary event or circumstance involving changes in the legal, political, economic, financial, currency exchange or in the capital markets conditions or any escalation or worsening of any of the same or (b) any events or circumstances that, individually or taken together, have had, or are reasonably likely to have, a material adverse effect on the legal situation, on the business, results of operations or on the asset, economic or financial conditions (whether actual or prospective) of Mediaset and/or of Mediaset España and/or the market value of the Mediaset and/or Mediaset España shares and/or that could otherwise materially and negatively affect the transaction.

SPECIAL MEANS OF INFORMATION

In accordance with the LSC, shareholders can exercise their right to access information about the Company at its website (http://www.telecinco.es/inversores/es/), where it also publishes the information required under securities market legislation.

The Company’s website will include an electronic shareholders forum, which will be accessible to both individual shareholders as well as voluntary associations of shareholders that may be created in accordance with the LSC, in order to facilitate communication between them prior to the Extraordinary General Meeting.

PROXY VOTING AND VOTING BY REMOTE COMMUNICATION MEANS

The Board of Directors has decided, in compliance with Articles 27 and 33 of the Articles of Association and Sections 16 and 26 of the General Meeting Regulations, to allow shareholders to vote by proxy and via remote communication means in advance of the date of the Meeting, provided all statutory requirements as well as those specified for this meeting are met.

1.                   Voting by remote communication:

Shareholders with the right to vote who do not attend the Extraordinary General Meeting may, in advance of the date it is held, vote via one of the following methods:

(i)                  Electronic means:

Procedure: in order to issue the distance vote before the Extraordinary General Meeting is held by electronic means, shareholders should visit the Company’s website (http://www.telecinco.es/inversores/es/) and go to the page dedicated to the 2019 Extraordinary General Meeting entitled “Delegation and Electronic Vote” and follow the instructions given therein.

Identification: pursuant to Section 26 of the General Meeting Regulations, to guarantee proper identification and authentication of the shareholders exercising their voting rights prior to the Extraordinary General Meeting via electronic means, the Board of Directors requires that they do so using a recognised electronic certificate and advanced electronic signature, as per the Electronic Signature Law 59/2003 of 19 December, and specifically that (i) their Electronic User Certificate has been issued by the Spanish Royal Mint’s Public Certification Authority (CERES) and not been cancelled; or (ii) their recognised electronic certificate is incorporated in their national electronic identity document, issued in accordance with Royal Decree 1553/2005 of 23 December regulating the issuance of national identity documents and electronic signature certificates.

All shareholders in possession of an electronic signature which complies with either of these two requirements and use it for identification purposes may cast his/her/its vote on the different items of the agenda.

Requirements: only proxies issued by shareholders and received by the Company within the dates specified in paragraph 3 below shall be considered as valid.

(ii)            By post:

Procedure: shareholders wishing to cast their vote by post in advance of the Extraordinary General Meeting must fill in the section titled “Vote by Remote Communication” on the Attendance/Proxy Card issued by the Company.

Once the Attendance/Proxy Card has been filled in and signed, it may be sent by any of the following methods:

a.                   By post, addressed to: “Mediaset España Comunicación, S.A.” (Extraordinary General Meeting 2019), Dirección General Corporativa, Carretera de Fuencarral a Alcobendas nº 4, 28049 Madrid.

b.                   Using the prepaid reply envelope supplied, as the case may be, with the Attendance/Proxy Card.

c.                    In person, to the address given above.

Requirements: only votes issued by shareholders and received by the Company within the dates specified in the paragraph 3 below shall be considered as valid.

2.                   Delegation by remote communication:

Shareholders with the right to vote but who do not attend the Extraordinary General Meeting may, in advance of the date of the meeting, designate a representative by one of the following remote communication methods:

(i)      Electronic means:

Procedure: shareholders wishing to designate a representative electronically, in advance of the Extraordinary General Meeting, should visit the Company’s website (http://www.telecinco.es/inversores/es/) and go to the page dedicated to the 2019 Extraordinary General Meeting under the heading “Proxy and Electronic Vote” and follow the instructions given there.

Identification: pursuant to section 26 of the General Meeting Regulations, to guarantee proper identification and authentication of the shareholders appointing a proxy prior to the Extraordinary General Meeting via electronic means, the board of directors requires that they do so using a recognised electronic certificate and advanced electronic signature, as per the Electronic Signature Law 59/2003 of 19 December, and specifically that (i) their Electronic User Certificate has been issued by the Spanish Royal Mint’s Public Certification Authority (CERES) and not been cancelled; or (ii) their recognised electronic certificate is incorporated in their national electronic identity document, issued in accordance with Royal Decree 1553/2005 of 23 December regulating the issuance of national identity documents and electronic signature certificates.

All shareholders in possession of an electronic signature which complies with either of these two requirements and use it for identification purposes may appoint a representative through remote communication means.

Requirements: only proxies issued by shareholders and received by the Company within the dates specified in paragraph 3 below shall be considered as valid.

Shareholders appointing a representative via electronic means are obliged to inform the representative of such delegation for acceptance. Delegation will be considered accepted when the proxy identifies him or herself by means of his or her national identity document or passport on the designated date and at the place where the Extraordinary General Meeting is held within two hours prior to its commencement, allowing the shareholders registry personnel to verify the proxy and presenting, if necessary, a copy of the electronic delegation.

Should shareholders delegate to the Chairman of the Extraordinary General Meeting, communication and acceptance will be considered effected on receipt of the said electronic delegation by the Company in the proper form and within the specified deadline.

The proxy may only cast a vote on behalf of the shareholder who has appointed him/her by attending the meeting in person.

(ii)     By post:

Procedure: shareholders wishing to appoint a proxy by post, in advance of the Extraordinary General Meeting, must fill in the section titled “Vote by Proxy” on the Attendance/Proxy Card issued by the Company.

Shareholders wishing to delegate to the Chairman of the Extraordinary General Meeting must post their Attendance/Proxy Card, filled in and signed, to the Company’s registered offices.

Shareholders wishing to delegate to a third party must post a photocopy of their Attendance/Proxy Card, filled in and signed, to the Company’s registered offices.

Once the Attendance/Proxy Card has been filled in and signed, the original or photocopy may be sent by any of the following means:

a.              By post, addressed to: “Mediaset España Comunicación, S.A.” (Extraordinary General Meeting 2019), Carretera de Fuencarral a Alcobendas nº 4, 28049 Madrid.

b.              Using the prepaid reply envelope supplied with the Attendance/Proxy Card.

c.               In person, to the address given above.

Requirements: only proxies issued by shareholders and received by the Company within the dates specified in paragraph 3 below shall be considered as valid.

Shareholders designating a proxy by post are obliged to inform the designated person of such delegation for acceptance. Delegation will be considered accepted when the proxy identifies him or herself by means of his or her national identity document or passport on the day and at the place of the Extraordinary General Meeting, within the two hours prior to its time of commencement, allowing the Shareholders Registry personnel to verify the proxy, who will present, if necessary, the original of the proxy card.

Should shareholders delegate to the Chairman of the Extraordinary General Meeting, communication and acceptance will be considered effected on receipt of the original Attendance/Proxy Card by the Company.

The proxy may only cast a vote on behalf of the shareholder who has appointed him/her by attending the meeting in person.

3.                   Terms for exercising the right to vote and proxy by remote communication:

In order to be valid, appointment of proxies and votes cast in advance of the Extraordinary General Meeting by remote communication means (electronic or postal) must be received at the Company’s registered offices or through the Company’s website before midnight on 3 September 2019. Beyond this time, proxies will not be deemed issued and votes will not be considered cast.

RULES FOR EXERCISING THE RIGHT TO VOTE BY PROXY OR REMOTE

COMMUNICATION MEANS

1. Priority between voting by proxy/remote communication and physically attending the Extraordinary General Meeting:

a.              Shareholders who attend the Extraordinary General Meeting after voting by proxy or voting in advance of the Extraordinary General Meeting by remote communication means, render their delegation or electronic vote null and void.

b.              Similarly, any vote, regardless of the means employed to cast it, will cancel any previous or subsequent delegation by remote communication.

2.              Should a shareholder appoint more than one valid proxy via remote communication, in advance of the date of the Extraordinary General Meeting, the last one received by the Company will prevail.

3.              Should a shareholder issue more than one vote via remote communication means for one item on the agenda, the last vote received by the Company will prevail and any others received before that vote will be considered invalid.

4.              When electronic means are employed to cast a vote or appoint a proxy in advance of the Extraordinary General Meeting, only one electronic transaction will be allowed for each operation (one vote or one proxy).

5.              Votes cast or proxies appointed via remote communication in advance of the date of the Extraordinary General Meeting will be rendered null and void from the moment the shareholder no longer owns the shares conferring attendance rights. The shareholder is responsible for the custody of his/her electronic signature enabling him/her to vote or appoint proxies via electronic means.

6.              Shareholders who are legal persons or who are not resident in Spain should consult the Shareholders Services Office (Oficina de Atención del Accionista) regarding the possibility of adapting the mechanisms for remote communication proxy appointment and voting in advance of the date of the Extraordinary General Meeting to their particular circumstances. Likewise, shareholders who are legal persons should notify the Company of any modification or cancellation of their representatives’ powers. The Company cannot accept any responsibility until receipt of such notification.

7.              The Company reserves the right to modify, suspend, cancel or restrict the electronic voting and proxy mechanisms whenever necessary for technical or security reasons.

8.              The Company may not be held responsible for damages to shareholders arising from malfunction, overload, line failure, faulty connection, postal services failure or any other incident of a similar nature beyond its control, preventing shareholders from using these remote communication voting and proxy mechanisms.

For any further information regarding submission of documentation and any other aspect of this meeting notice, shareholders are invited to visit the Information Office located at the Company’s registered offices in Madrid, Carretera de Fuencarral a Alcobendas, nº 4 (Departamento Relaciones Inversores) or call the Shareholder Service Office (Oficina de Atención del Accionista), telephone +34 91 358 87 17.

PROTECTION OF PERSONAL DATA

Shareholder’s personal data and, where appropriate, of their representatives, provided to the Company in exercise or delegation of their right to attend and vote at the Extraordinary General Meeting, including data provided for this purpose by the banks and securities companies and agencies in which shareholders deposited and guarded their shares or other data obtained through the recording of the Meeting (i.e., image and voice) will be processed by the Company in order to manage the development, implementation and control of the existing shareholding relationship with respect to the calling, holding, recording and broadcast of the Extraordinary General Meeting, to comply with legal obligations, and to manage the exercise of shareholders’ rights to information, attend and vote. For these purposes, the data processor will be the Company. The legal bases for the processing are to comply with statutory obligations derived from commercial law and the shareholding relationship. Personal data will be processed during the shareholding relationship and, after that, during a period of six years but only for the purposes of responding to any statutory or contractual action, unless, exceptionally, a longer term applies for statutory or contractual reasons.

The data subject will, in any case and where legally appropriate, have a right of access, rectification, erasure, object, data portability, restriction of the processing of the data collected by the Company, not to be subjected to automated individual decision-making, and to withdraw consent. These rights may be exercised in compliance with the terms and conditions established for that purpose in the legislation, sending a letter to Mediaset España Comunicación, S.A., Carretera de Fuencarral a Alcobendas, 4 (28049 Madrid), or by email to the email address of the Company’s Data Protection Officer (privacidad@mediaset.es). In addition, the data subject has the right to file a complaint with the data protection authority in Spain, which is the “Agencia Española de Protección de Datos” (www.aepd.es).

If the Attendance/Proxy Card includes personal data relating to a third party or if a proxy attends the meeting in representation of a shareholder, the shareholder must inform the third party of the contents of the above and satisfy any other requirements that may be applicable for the correct transfer of personal data to the Company without it having to perform any additional action. Their data will be communicated to the notary in relation to the drafting of the notarial deed of the Board and may be provided to third parties in the exercise of the right of information provided by law, or be accessible to the general public insofar as they appear in the documentation that is available on the web page (https://www.telecinco.es/inversores/es/) or disclosed in the Extraordinary General Meeting, which may be recoded audiovisually and made public on the said website and in accredited media. If you attend the Extraordinary General Meeting, we inform you that this will be recorded and published, and that your image and voice will be processed with the purpose of managing the audio-visual recording and publication of the Extraordinary General Meeting in accordance with transparency requirements under applicable regulations. The legal bases for this processing are the Company’s legitimate interest in recording and broadcasting the Extraordinary General Meeting, which is recognized in the applicable regulations and the principle of transparency and the consent granted by the shareholders and their proxies that attend (on-site or remotely) the Extraordinary General Meeting.